Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199513) of DBV Technologies S.A. (the “Company”) of our reports dated April 28, 2016, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion, and the effectiveness of the Company’s internal control over financial reporting, which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2015.

/s/ Deloitte & Associés

Represented by Julien Razungles

Neuilly-sur-Seine, France

April 28, 2016